Exhibit 16.1

May 18, 2026

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Pelthos Therapeutics Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Pelthos Therapeutics Inc. dated May 15, 2026. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ CBIZ CPAs P.C.

Hartford, Connecticut

Attachment to Exhibit 16.1

Item 4.01 Changes in Registrant’s Certifying Accountant.

On May 16, 2026, the Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of Pelthos Therapeutics Inc. (the “Company”) approved the dismissal of CBIZ CPAs P.C. (“CBIZ”), as the Company’s independent registered public accounting firm. The Company informed CBIZ of their dismissal on May 18, 2026.
Effective November 1, 2024, CBIZ acquired the attest business of Marcum LLP, who was the Company's independent registered public accounting firm and performed the audit of its consolidated financial statements for the year ended December 31, 2024.

The audit report of CBIZ on the consolidated financial statements of the Company for the most recent fiscal year ended December 31, 2025, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s most recent fiscal year ended December 31, 2025 and 2024 and during the subsequent interim period from January 1, 2026 through May 18, 2026, (i) there were no disagreements with CBIZ on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to CBIZ’s satisfaction, would have caused CBIZ to make reference to the subject matter of the disagreement in connection with its reports and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

In accordance with Item 304(a)(3) of Regulation S-K, the Company provided CBIZ with a copy of this Current Report on Form 8-K prior to its filing with the SEC and requested that CBIZ furnish it with a letter addressed to the SEC stating whether it agrees with the above statements in this Item 4.01. A copy of CBIZ’s letter, dated May 18, 2026, is filed as Exhibit 16.1 to this Current Report on Form 8-K.